Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of HCI Group, Inc. of our reports dated March 6, 2020, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of HCI Group, Inc. and Subsidiaries, which reports appear in HCI Group, Inc.’s 2019 Annual Report on Form 10-K dated March 6, 2020, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida

May 15, 2020